EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-115240) and Form S-8 (No. 333-195733) of Pure Cycle Corporation of our report dated November 15, 2017, related to the financial statements as of and for the year ended August 31, 2017 and effectiveness of internal control over financial reporting as of August 31, 2017 of Pure Cycle Corporation, which appears on page F-1 of this annual report on Form 10-K for the year ended August 31, 2017.

/s/ CROWE HORWATH LLP

Denver, Colorado
November 15, 2017